Exhibit 99.1

As you know, Cisco and Sourcefire are satisfying various conditions that will allow us to finalize the acquisition. Once the acquisition closes, you will begin the process of becoming a Cisco employee. As part of that process, after close you will transition from Sourcefire’s current 401(k) plan to Cisco’s 401(k) plan. The purpose of this notice is to provide an overview of the 401(k) transition from the Sourcefire, Inc. 401(k) Plan (“Sourcefire Plan”) to the Cisco Systems, Inc. 401(k) Plan (“Cisco Plan”) and to notify you of the associated actions and deadlines. Please note that this information applies only to U.S. employees who participate in the named plan.

401(k) Transition Overview

Once you are a Cisco employee, you become eligible to participate in the Cisco Plan in conjunction with your transition to Cisco payroll. On the day prior to the close of the acquisition, the Sourcefire Plan will be terminated. At that time, new contributions will no longer be allowed.

If you wish to change your current payroll contributions, you may do so via the Transamerica website, www.divinvest.com. Once logged into your account, select Manage->Contribution and follow the instructions/prompts. Please note that you must make any changes by September 18th in order to impact your next paycheck (September 30th for semi-monthly and September 27th for bi-weekly).

After the Sourcefire plan is terminated, you will continue to be able to direct your investment allocation with Transamerica (e.g., rebalance or transfer funds) in order to meet your investment objectives. However, you will not be able to make additional contributions to the Sourcefire Plan. Once you join Cisco, you will be able to participate in the Cisco Plan and elect new contributions.

Upon acquisition close, Cisco will begin the process of applying to the Internal Revenue Service (“IRS”) for a favorable determination letter related to the termination of the Sourcefire Plan. This process will take approximately 12 – 18 months. Upon receipt of the favorable determination letter from the IRS, Cisco will communicate with all participants with a Sourcefire Plan account regarding their distribution options.

Below please find a summary of the actions described above, in order of occurrence:

1. Upon receipt of this notice, Sourcefire employees have the option to change their contributions to the current Sourcefire Plan via the Transamerica website at www.divinvest.com. Changes must be made by September 18 in order to impact the September 27th/30th paycheck.

2. The acquisition closes on a yet-to-be determined date, expected to occur as soon as possible after our stockholder meeting on October 7. Contributions and deferrals to the Sourcefire Plan are no longer permitted.

3. Participants in the Sourcefire Plan may continue to work with Transamerica to direct their allocations; however, lump sum or rollover distributions are not permitted except in the case of retirement, termination of employment or death.

4. Cisco initiates the process of filing for a Letter of Determination with the IRS to ensure participants receive tax-favorable treatment upon distribution of the plan’s assets.

5. Upon receipt of the favorable determination letter from the IRS, Cisco communicates with all participants with a Sourcefire Plan account regarding their distribution options, which are expected to be:

•	Lump sum distribution;

•	Rollover to an individual IRA or new employer’s plan (for former employees with a balance); or

•	Rollover to the Cisco 401(k) Plan (active employees).

The Sourcefire and Cisco integration teams are working together to ensure the transition runs as smoothly as possible. We will reach you with all relevant information once the next steps and their corresponding dates are finalized.

Thank you.

Additional Information and Where You Can Find It:

In connection with the proposed acquisition by Cisco Systems, Inc. (“Parent”) of Sourcefire, Inc. (the “Company”) pursuant to the terms of an Agreement and Plan of Merger by and among the Company, Parent, and a wholly-owned subsidiary of Parent, the Company filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on September 9, 2013. Investors are urged to read the definitive proxy statement (including all amendments and supplements) because it contains important information. Investors may obtain free copies of the definitive proxy statement, as well as other filings containing information about the Company, without charge, at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained for free from the Company’s Investor Relations web site (http://investor.sourcefire.com/) or by directing a request to the Company at: Sourcefire, Inc., 9770 Patuxent Woods Drive, Columbia, MD 21046.

The Company and its officers and directors and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the acquisition. Information about the Company’s executive officers and directors is set forth in the proxy statement for the Company’s 2013 Annual Meeting of Stockholders, which was filed with the SEC on April 24, 2013. Investors may obtain more detailed information regarding the direct and indirect interests of the Company and its respective executive officers and directors in the acquisition by reading the definitive proxy statement filed with the SEC on September 9, 2013.

Forward Looking Statements:

This written communication contains forward-looking statements that involve risks and uncertainties concerning Parent’s proposed acquisition of the Company, the Company’s expected financial performance, as well as the Company’s strategic and operational plans. Actual events or results may differ materially from those described in this written communication due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed; the reaction of our customers to the transaction; general economic conditions; the possibility that the Company may be unable to obtain stockholder approval as required for the transaction or that the other conditions to the closing of the transaction may not be satisfied; the transaction may involve unexpected costs, liabilities or delays; the outcome of any legal proceedings related to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement. In addition, please refer to the documents that Parent and the Company file with the SEC on Forms 10-K, 10-Q and 8-K. The filings by the Company identify and address other important factors that could cause its financial and operational results to differ materially from those contained in the forward-looking statements set forth in this written communication. The Company is under no duty to update any of the forward-looking statements after the date of this written communication to conform to actual results.